Exhibit 10.46

December 22, 2010

Mr. Raj Agrawal

6929 South Odessa Street

Aurora, CO 80016

Dear Raj:

In the event of your termination of employment for an eligible reason under the terms of The Western Union Company Severance Policy (Banded Executive Level) (the “Policy”), you will be eligible to receive severance pay equal to the sum of your current annual base salary and your current annual target bonus (the “Severance Pay”). The Severance Pay will be payable in 24 semi-monthly installments consistent with the Company’s payroll practices during the twelve month period beginning on your termination date. In addition, you will be eligible to receive termination pay equal to 50 percent of the total gross amount of your Severance Pay (the “Termination Pay”). The Termination Pay will be payable in 12 semi-monthly installment payments consistent with the Company’s payroll practices beginning on the first payroll date following your final installment of Severance Pay. In order to receive the Severance Pay and the Termination Pay, you will be required to sign an Agreement and Release (in a form satisfactory to the Company and standard for a U.S. executive at your level) which will include restrictive covenants and a comprehensive release of all claims. In the event you become eligible to receive the Severance Pay and Termination Pay, you also will be eligible to receive a prorated payment of your total target bonus under the Company’s Performance Incentive Plan (“Bonus Plan”) for the year of your termination (prorated through the number of days you are employed in such year), less lawful withholding and subject to the terms of the Bonus Plan.

The terms of this letter will be construed, administered or deemed amended as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid taxation under Code Section 409A(a)(l) to the extent subject to Code Section 409A. However, under no circumstances will The Western Union Company or its subsidiaries or affiliates or any of their employees, officers, directors, service providers or agents have any liability to you for any taxes, penalties or interest due on amounts paid or payable under this letter, including any taxes, penalties or interest imposed under Code Section 409A. The Severance Pay and the Termination Pay are intended to be exempt from Code Section 409A to the maximum extent possible, first, to the extent such payments are scheduled to be paid and are in fact paid during the short-term deferral period, as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and then under the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii), and for this purpose each payment shall be considered a separate payment such that the determination of whether a payment qualifies as a short-term deferral shall

|        12500 East Belford Avenue         |        Englewood, Colorado 80112         |        720.332.5995         |        720.332.8211 fax

be made without regard to whether other payments so qualify and the determination of whether a payment qualifies under the separation pay exemption shall be made without regard to any payments which qualify as short-term deferrals. To the extent any amounts under this letter are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Code Section 409A. Notwithstanding the foregoing, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable under this letter (i) constitutes the payment of nonqualified deferred compensation within the meaning of Code Section 409A, (ii) is payable upon your separation from service and (iii) under the terms of this letter would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the six-month anniversary of your separation from service.

Sincerely,

12/22/10
Grover N. Wray	Date
EVP Human Resources

I hereby agree to and accept the terms of this letter agreement.

12/23/2010
Raj Agrawal. SWP GM WUBS	Date

cc:	Sally Sommers
Steve Christofferson
Dennis Leonard

January 9, 2012

Rajesh K. Agrawal

6929 South Odessa Street

Aurora, CO 80016

Dear Raj:

This shall serve to confirm that, effective as of the date of this letter, your agreement with The Western Union Company dated December 22, 2010 (and signed by you on December 23, 2010) (the “Agreement”) addressing certain severance and termination pay matters is terminated and shall have no further force or effect.

Please acknowledge your acceptance of the termination of the Agreement in accordance with the terms of this letter by signing where indicated below.

Sincerely,

Paula Larson
Executive Vice President, Human Resources
The Western Union Company

I hereby acknowledge and agree that, effective as of the date of this letter, the Agreement is terminated and shall have no further force or effect.

1/15/2012
Rajesh K. Agrawal	Date